Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (Nos. 33-72144 and 333-178224) AEGON USA Producers’ Stock Purchase Plan of our report dated April 10, 2017, relating to the financial statements of AEGON USA Producers’ Stock Purchase Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers LLP

Chicago, IL

April 10, 2017